EXHIBIT 21

                         Subsidiaries of the Registrant

The  Jacksonville  Bank, a Florida  state-chartered  commercial  bank.
Fountain  Financial,  Inc., a subsidiary  insurance  agency of The  Jacksonville
Bank.